Exhibit 99.1

News Release

Contact: Kate Mauss (Media) 410-832-6792 (office) katherine.mauss@ngc.com Todd Ernst (Investors) 703-280-4535 (office) todd.ernst@ngc.com

Northrop Grumman Prices $1.0 Billion Debt Offering

FALLS CHURCH, Va. – May 27, 2025 – Northrop Grumman Corporation (NYSE: NOC) (“Northrop Grumman”) announced today that it has priced a $1.0 billion underwritten public offering of senior unsecured notes. The notes include:

$500 million of 4.650% senior notes due 2030

$500 million of 5.250% senior notes due 2035

Northrop Grumman expects to use the net proceeds from the offering for general corporate purposes, which may include debt repayment (including its 7.875% and 7.750% senior notes due 2026), share repurchases and working capital. The offering is expected to close on May 29, 2025, subject to the satisfaction of customary closing conditions. When available, copies of the prospectus supplement and the accompanying base prospectus related to the offering may be obtained by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Mizuho Securities USA LLC toll-free at 1-866-271-7403 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649. A copy of these documents may also be obtained by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities are being offered pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission, and a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission as part of the shelf registration statement.

Northrop Grumman is a leading global aerospace and defense technology company. Our pioneering solutions equip our customers with the capabilities they need to connect and protect the world, and push the boundaries of human exploration across the universe. Driven by a shared purpose to solve our customers’ toughest problems, our employees define possible every day.

Forward-Looking Statements

Statements in this press release contain or may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to the timing or consummation of the debt offering. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified under “Risk Factors” in our Form 10-K for the year ended December 31, 2024, and from time to time in our other filings with the Securities and Exchange Commission. You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date when made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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